EXHIBIT 10.4

                               PURCHASE AGREEMENT


      THIS AGREEMENT, is made and entered into as of the 15th day of September, 1994, to be effective on the 1st day of October, 1994 ("Effective Date"), by and between MISSISSIPPI CHEMICAL CORPORATION, a Mississippi corporation, with its principal place of business at Owen Cooper Administration Building, Highway 49E, Yazoo City, Mississippi 39194-0388 ("MCC"), and AIR PRODUCTS AND CHEMICALS, INC., a Delaware corporation, with its principal place of business at 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195-1501 (collectively with its affiliates referred to as "Air Products").

      WHEREAS, Air Products produces ammonium nitrate prills which it sells to agricultural users; and

      WHEREAS, Air Products has made a unilateral decision to continue operating its production facility but to exit the business of marketing its ammonium nitrate prills; and

      WHEREAS, MCC desires to purchase Air Products' ammonium nitrate prills;

      NOW, THEREFORE, in consideration of the mutual benefits to be derived, the parties agree as hereafter set forth.

     1.     DEFINITIONS

          1.1 "Contract Year" shall mean initially a period beginning on October 1, 1994, and running through June 30, 1995, and shall thereafter mean a twelve (12) month period beginning July 1 of each calendar year.

          1.2 "Agricultural Product" shall mean ammonium nitrate prills produced by Air Products at its Pace, Florida, facility. This Agreement envisions that the volume of Agricultural Product produced at Air Products' Pace, Florida, facility will remain the same throughout the term of this Agreement, excepting nominal and incremental production increases resulting from increases in operating efficiencies.

          1.3 "Variable Netback" with respect to ammonium nitrate prills shall mean the excess of (i) subparagraph 1.3.1 over (ii) the sum of subparagraphs
1.3.2 and 1.3.3, as each of these are described below.

               1.3.1 "Ammonium Nitrate Prills Revenue" shall mean the revenues realized for ammonium nitrate prills sold by MCC.

               1.3.2 "Direct Costs" shall mean the weighted average per-ton costs incurred in connection with the sale of ammonium nitrate prills for such items as, including but not being limited to, discounts; freight allowances; customer truck fees; freight into storage; storage costs; bag costs; bagging charges; delivery expenses; handling charges; rail delivery allowances; weighing fees; pneumatic truck charges; direct transfer fees; special equipment fees; wharfage; railcar lease costs and other such expenses of delivery directly relating to the sale of ammonium nitrate prills by MCC as they may arise.

               1.3.3 "Adjustments to Netback" shall mean any actual, projected or accrued costs incurred in the normal course of business and attributable to that month which are not Direct Costs, including but not being limited to, shrinkage projection; interest cost resulting from extended terms or slow-paying accounts; losses resulting from nonperforming accounts on all ammonium nitrate prills; emergency storage costs; losses for which there is no apparent responsible third party (examples of this include, but are not limited to, losses occurring during transit not attributable to product quality problems or any apparent problem with carrier's equipment and losses occurring during storage not attributable to product quality problems or any apparent problem in handling or storage facility); interest on ammonium nitrate prill inventory; and taxes paid by MCC which are assessed on the sale and/or distribution of ammonium nitrate prills.

                    1.3.3.1 It is agreed that storage costs and Adjustments to Netback when calculated on a per-ton basis may be volume sensitive over a period of time exceeding one (1) month. MCC will make every effort to accurately project such volume-sensitive costs on a monthly basis and will use this projection in the Variable Netback calculation. MCC will endeavor to estimate and adjust these costs monthly. However, at the end of each Contract Year, a final adjustment will be made based on actual costs.

                    1.3.3.2 Any interest costs assessed under the provisions of this paragraph shall be at Chase Manhattan's Banker's Prime Lending Rate for the relevant period.

               1.3.4 In order to determine Variable Netback, the following costs shall not be subtracted as an adjustment for calculating Variable Netback:
 any costs which are incurred by MCC or Air Products associated with the general administration or operation of their respective facilities, including but not being limited to, costs incurred for such items as production; in-plant storage; switching charges; in-plant maintenance; general and administrative expenses; administrative staff or plant labor overhead; or taxes levied on the manufacture of ammonium nitrate prills. A sample calculation of Variable Netback is set forth in Exhibit A incorporated herein.

          1.4 "Cash Cost" shall mean Air Products' projected cash cost of producing Agricultural Product (raw material and conversion) provided by Air Products to MCC for each calendar quarter, not to exceed current Price.

          1.5 "Discount" shall mean the (confidential treatment has been requsted) per-ton ($confidential treatment has been requested/Ton) reduction on MCC's purchase price of Air Products' Agricultural Product plus escalation on the first (confidential treatment has been requested) per-ton ($ confidential treatment has been requested/Ton) after the end of the third Contract Year in accordance with the annual change in the United States Consumer Price Index for all urban consumers, using the period July 1, 1996, to June 30, 1997, as the base year. In no event shall the Discount fall below (confidential treatment has been requested) per-ton ($ confidential treatment has been requested/Ton).

          1.6 "Price" shall mean Variable Netback calculated on a per-ton basis minus Discount.

          1.7 For the purposes of this Agreement, reference to ammonium nitrate prills shall mean, in all cases, fertilizer grade prilled ammonium nitrate intended for agricultural use.

          1.8 "Agreement" shall mean this Purchase Agreement and all of its Exhibits.

      2.    TERM

          2.1 The term of this Agreement shall be a period of fifteen (15) years beginning on the Effective Date and automatically extending thereafter for additional five (5) year periods, unless terminated by notification from either party to the other party not less than one (1) year before the expiration of the initial term or one (1) year before the expiration of any five (5) year period, unless terminated sooner by either party as provided by another provision of this Agreement.

      3.    SALE AND PURCHASE OF AGRICULTURAL PRODUCT

          3.1 Subject to the provisions of paragraph 3.4, during the term of this Agreement, Air Products shall sell to MCC, and MCC shall purchase from Air Products, all of the Agricultural Product produced by Air Products at its Pace, Florida, facility.

          3.2 Upon execution of this Agreement, Air Products agrees to provide MCC with a forecast of Agricultural Product production for each month through June 30, 1995. At the end of each month thereafter, Air Products will provide a three (3) month rolling forecast. Air Products will use its reasonable efforts to produce the quantity of Agricultural Product provided in the month-end forecast for the following month.

          3.3 On or before June 30 of each year, Air Products shall provide MCC with a good-faith forecast of its anticipated production of Agricultural Product in the twelve (12) month period beginning July 1. At MCC's request, Air Products will also provide an outlook as to the direction its Agricultural Product production is likely to take over the course of the next two (2) years.

          3.4 On or before the first day of each calendar quarter, the parties will discuss purchases hereunder and Air Products' production estimates for the immediately following calendar quarter. In the event that MCC determines, in its sole discretion, that it will be unable to make arrangements for the marketing, in a commercially reasonable manner, of the entire production of Agricultural Product for such calendar quarter, then it shall advise Air Products of the quantity of Agricultural Product that it can efficiently market and that it will purchase from Air Products during such calendar quarter. To the extent that the production of Agricultural Product during a calendar quarter exceeds MCC's commitment to purchase Agricultural Product during such calendar quarter, MCC shall release Air Products from its obligation to sell the excess Agricultural Product during the quarter to MCC, and Air Products shall have the right to sell the excess Agricultural Product to parties other than MCC.

      4.    SHIPMENTS

          4.1 Air Products will provide rail siding space for handling full and empty railcars at no cost to MCC. MCC acknowledges that Air Products' rail siding space is limited and is not designed for long-term storage, and will make reasonable efforts to minimize the on-site number of railcars, in no event to exceed forty (40) railcars without Air Products' specific approval.

          4.2 Air Products will be responsible for the loading of Agricultural Product at the Pace, Florida, facility. MCC will be responsible for the loading of Agricultural Product at all other locations.

          4.3 MCC will provide scheduling of all railcars and bulk trucks and bills of lading for all shipments, rail and truck. Air Products agrees to accommodate MCC's terminal and printer at the Pace, Florida, facility for this purpose. MCC shall also provide communication with carriers and shipment tracking. Air Products shall electronically report to MCC weights and vehicle numbers for any shipments leaving the Pace, Florida, facility not later than the next business day following the shipment.

          4.4 The party responsible for loading under paragraph 4.2 shall be responsible for inspection and acceptance or rejection of any railcar or truck prior to loading. The party responsible for loading shall also be responsible for complying with all applicable laws and regulations with respect to the loading for shipment and shipment of the product.

      5.    DELIVERY

          5.1 Title and risk of loss to Agricultural Product shall pass to MCC upon Air Products' delivery of Agricultural Product into railcar or truck of MCC or its customer at the Pace, Florida, facility.

      6.    PRICING AND PAYMENT

          6.1 Payment to Air Products from MCC with respect to sales in any calendar month is calculated by (i) multiplying (confidential treatment has been requested) times the number of tons of Agricultural Product shipped from Pace, Florida, directly to MCC's customers and shipped from MCC's inventory to MCC's customers during the month, (ii) plus (confidential treatment has been requested) times the number of tons of Agricultural Product shipped into MCC's inventory during the month, and (iii) minus credit for the weighted average (confidential treatment has been requested) previously paid on the tons of Agricultural Product shipped from MCC's inventory to MCC's customers during the month. An example of the payment calculation is included herein as Exhibit A and Exhibit A-1.

          6.2 Each month MCC shall pay for the previous month's purchases by MCC of Agricultural Product based on shipments weighed out through truck or rail from Pace, Florida. In no event shall there be more than twenty (20) railcars loaded and on Air Products' property which have not been invoiced by Air Products. MCC will provide to Air Products the data necessary for Air Products to invoice MCC as soon as practical following month-end, but not later than the twelfth (12th) day of the month. The sales to MCC for any given month will be paid to Air Products by the fifteenth (15th) day of the month following such sales. MCC will pay each invoice by electronic transfer of funds to Air Products' account in accordance with Exhibit B, which is incorporated herein.

          6.3 Air Products shall provide MCC with a copy of the current calibration certificate for the truck scales on a quarterly basis, and shall provide a photocopy of the rail scale calibration certificate twice per year.

          6.4 MCC shall have the obligation once every twelve (12) months during the term of this Agreement, and for twenty-four (24) months following termination, to cause its independent public accountants to audit MCC's books and records insofar as they relate to the calculation of the Variable Netback and to express an opinion of its auditors that the Variable Netback has been calculated in accordance with this Agreement. An adjustment shall be made as necessary to reflect any corrections during the previous twelve (12) months, or during the last twelve (12) months of this Agreement if terminated, as determined by the audit.

      7.    TAXES

          7.1 Each party shall bear and pay all federal, state and local taxes based upon or measured by its net income or net worth, and all taxes, fees or other charges based upon its corporate existence or its general right to transact business.

      8.    TECHNOLOGY TRANSFER

          8.1 MCC will provide to Air Products technical information related to the manufacture of Agricultural Product as set forth in Exhibit E hereto and to the extent necessary to allow Air Products to manufacture Agricultural Product meeting the specifications set forth in Exhibit F to this Agreement. In the event of a conflict between any provision of this Agreement and any provision of Exhibit E, "Technology Transfer," the provisions of Exhibit E will control with respect to the technology transferred from MCC to Air Products.

          8.2 Air Products will undertake to adopt the technology transferred by MCC pursuant to Exhibit E, "Technology Transfer," for the purpose of achieving market compatibility between Agricultural Product and AMTRATE(R) produced by MCC.

          8.3 The implementation of the technology described in Exhibit E, "Technology Transfer," is not anticipated to cost more than Five Hundred Thousand and 00/100 Dollars ($500,000.00). In the event that the cost of implementation exceeds this amount, then Air Products may choose to either expend such amounts as are necessary to install the technology or terminate this Agreement, at its sole and exclusive option. In the event that Air Products chooses to terminate the Agreement, then it shall terminate effective ninety (90) days from the date of Air Products' original notice to MCC under this paragraph 8.3.

          8.4 In the event that Air Products is unable to meet the specifications set forth in Exhibit F following installation of the technology described in Exhibit E, Air Products shall have the right to install additional equipment or make such other modifications as are necessary to meet such specifications by March 30, 1995. In the event that Air Products elects not to make such installations or modifications as are necessary to meet the specifications, then MCC at its sole and exclusive option may modify the specifications or terminate this Agreement effective June 30, 1995.

          8.5 During the course of this Agreement it may become necessary to make revisions in the specifications set forth as Exhibit F. In such event, MCC will notice Air Products of the proposed revisions and, for a period of ninety
(90) days, will discuss with Air Products the changes necessary to effectuate such revisions. Air Products will in no event be required to install additional equipment or make modifications to meet such revised specifications; however, upon Air Products' decision not to adopt the revised specifications, MCC may, at its option, terminate this Agreement and the associated Technology Transfer effective one (1) year from the date of the original notice to Air Products of the proposed revisions under this paragraph 8.5.

      9.    WARRANTY

          9.1 Air Products warrants it has title to Agricultural Product delivered hereunder and may properly sell the same and that such Agricultural Product shall conform to the specifications set forth in Exhibit C, which is incorporated herein until such time that MCC's proprietary coating technology is implemented. Upon the implementation of the coating technology, the specification attached as Exhibit F will be the specification for Agricultural Product and is intended to be the same specification as MCC's current production specification for AMTRATE(R). Air Products shall maintain data on any quality testing of any Agricultural Product and shall provide certificates as to quality to MCC upon reasonable request. Air Products shall retain daily production samples for ninety (90) days. MCC, at its expense, shall have the right to test the Agricultural Product for the purpose of determining compliance with the specifications.

      10.   STORAGE

          10.1 Air Products shall make available in-plant storage for the Agricultural Product (consisting of not less than two thousand five hundred (2,500) tons of bulk ammonium nitrate storage and twenty thousand (20,000) tons of ammonium nitrate solutions storage as 100% ammonium nitrate) at no cost to MCC, and the in-plant storage costs will not be a factor in calculating Variable Netback. Likewise, MCC shall make available in-plant storage for its ammonium nitrate prills at Yazoo City, Mississippi, with no related cost factor attributable to the Variable Netback.

      11.   ASSIGNMENT OF CONTRACTS

          11.1 In consideration for MCC's agreement to purchase Air Products' production of Agricultural Product during the term of this Agreement, Air Products agrees to use all reasonable efforts to assign to MCC, and MCC will accept assignment of, each of its contracts with its customers, (confidential treatment has been requested). In the event that any customer withholds consent to an assignment of its contract with Air Products, Air Products will withhold such tons under this Agreement as are necessary to supply Air Products' obligation to such customer under its contract with such customer and shall immediately notify the customer of Air Products' intent to terminate its contract at the earliest allowable date.

      12.   FORCE MAJEURE

          12.1 Neither party shall be liable for any failure or delay in performance hereunder (except for the payment for Agricultural Product previously delivered hereunder) which may be due to Force Majeure.

               12.1.1 For the purposes hereof, the term Force Majeure means a condition or event occurring beyond the control of the party suffering the event which prevents performance under this Agreement. Force Majeure includes, without limitation, any war (whether declared or undeclared), fire, flood, lightning, earthquake, storm, or act of God; mechanical breakdown or partial or total destruction of the manufacturing facility; any strike, lockout or other labor difficulty, civil disturbance, riot, sabotage, accident or explosion; any official order, directive or industry-wide request by any governmental authority which, in the reasonable judgment of either party makes it necessary to cease or reduce production or other performance under this Agreement; any inability to secure necessary fuel, power, equipment, transportation or raw materials, including the inability to secure any such item by reason of allocations promulgated by any governmental authority; or Air Products' operating costs for producing Agricultural Product exceeds the revenues that it receives therefor.

          12.2 Performance under this Agreement may be suspended during the period of any such Force Majeure.

               12.2.1 The party affected by an event described herein shall, promptly upon learning of such event and ascertaining that it has or will affect its performance hereunder, give notice to the other party, stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. Any Force Majeure event shall, so far as reasonably possible, be remedied with all reasonable dispatch, provided that the settlement of strikes, lockouts, industrial disputes, or disturbances shall be entirely within the discretion of the affected party.

               12.2.2 Performance under this Agreement shall resume to the extent made possible by the end of the Force Majeure event.

      13.   EVENTS OF TERMINATION

          13.1 Air Products may suspend this Agreement at any time during the initial term, or during any extension thereof, on six (6) months' notice to MCC in accordance with section 18 that it will cease production of Agricultural Product, in which case the suspension will be effective when actual production ceases. MCC may choose to terminate this Agreement, at its option, should Air Products' production of Agricultural Product not resume after a period of six
(6) months. Neither party is required to submit to the provisions of section 16 regarding arbitration to exercise its options under this paragraph.

          13.2 In the event that MCC is unable to earn a quarterly profit from the sale of Agricultural Product and the condition is expected to continue, MCC and Air Products shall negotiate in good faith to alleviate the hardship.
In the event that the parties are unable to agree within a period of ninety (90) days on alternative arrangements which alleviate the hardship condition, the Agreement may be terminated one (1) year following the date of the original notice to Air Products of hardship under this subparagraph 13.2. Neither party is required to submit to the provisions of section 16 regarding arbitration to exercise its options under this paragraph.

          13.3 Following receipt of a notice of suspension or termination under any subparagraph of this section 13, from either Air Products or MCC, MCC will make no commitment for sales of additional tons of Agricultural Product beyond the anticipated suspension or termination date of this Agreement; and Air Products hereby agrees to satisfy any Agricultural Product commitments made by MCC prior to MCC's receipt of notice of termination, up to commitments made for the current fertilizer year, but in no event less than a period of three (3) months.

      14.   LIABILITY

          14.1 Air Products' sole liability, and MCC's sole and exclusive remedy, for Air Products' failure to deliver Agricultural Product shall be the difference between the price of such quantity of Agricultural Product under this Agreement and the higher price MCC necessarily pays to a third party to obtain product required in replacement.

          14.2 Air Products' sole liability, and MCC's sole and exclusive remedy, for Air Products' failure to deliver Agricultural Product which conform to the specifications in effect under Exhibit C or Exhibit F shall be replacement by Air Products of a like quantity of conforming Agricultural Product at no additional cost to MCC and reimbursement of any commercially reasonable costs necessarily incurred by MCC in connection with the receipt, storage, handling, reshipment, or disposal of the nonconforming Agricultural Product. Any claim must be received by Air Products in writing within thirty
(30) days of the receipt by MCC or MCC's customer.

          14.3 From and after January 1, 1995, for claims brought by customers of MCC against Air Products where language disclaiming warranty and limiting liability as described in Exhibit D was not provided by MCC to the customer either by sales contract or by invoice subsequent to the sale, then MCC agrees to defend and indemnify Air Products with respect to such claim. The language set forth in Exhibit D is not currently in use by MCC and for purposes of transition, this paragraph 14.3 will become effective for the language to be included in all sales invoices from and after January 1, 1995, and for contracts, shall be included in each new or renewed contract between MCC and customers upon execution of any new contracts or renewal of an existing contract as they arise from and after January 1, 1995.

      15.   CONFIDENTIALITY

          15.1 MCC acknowledges and agrees that the provisions of the 1994 Confidential Disclosure Agreement between MCC and Air Products shall govern the transfer of any confidential or proprietary business information by Air Products to MCC in connection with this Agreement or the performance of any rights or obligations contemplated hereunder.

          15.2 Air Products and MCC each acknowledge and agree that the provisions of the 1994 Secrecy Agreement between MCC and Air Products shall be superseded by Exhibit E, "Technology Transfer," and that the provisions of Exhibit E shall exclusively govern the transfer of any confidential or proprietary technical information by MCC to Air Products in connection with this Agreement or the performance of any rights or obligations contemplated hereunder. Air Products and MCC each acknowledge and agree that the provisions of Exhibit H, "Secrecy Agreement," govern the transfer of any confidential or proprietary technical information by Air Products to MCC in connection with this Agreement or the performance of any rights or obligations contemplated hereunder.

      16.   DISPUTES

          16.1 All disputes, controversies or differences between the parties arising out of, in relation to or in connection with this Agreement, or the breach thereof, which cannot be resolved through negotiations to the satisfaction of either of the parties within sixty (60) days after the date one party has notified the other party in writing of such dispute, controversy or difference, shall be resolved by binding arbitration. Both parties shall submit their respective positions with regard to the disputed matter in writing to an arbitration panel consisting of three arbitrators, one of whom shall be appointed by Air Products, one by MCC, and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then such third arbitrator shall be a partner in one of the "Big Six" accounting firms not employed by Air Products or MCC or any of their respective affiliated companies (if the disputed matter is financial in nature); an engineer or similar professional familiar with operations similar to those of the Pace, Florida, facility (if the disputed matter is operational in nature); or, an attorney familiar with contracts of this kind (if the disputed matter involves an issue of contractual interpretation) appointed by the American Arbitration Association. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association and shall be held in Jackson, Mississippi. The determination of the arbitration panel shall be final and binding on the parties hereto. Judgment upon the arbitration panel's award may be entered in any court having jurisdiction thereof. The fees and expenses of all arbitrators shall be paid equally by Air Products and MCC.

      17.   PUBLIC ANNOUNCEMENTS

          17.1 Neither Air Products nor MCC or any of their respective affiliates shall issue or make any press release, public announcement, confirmation or other disclosure or information relating to this Agreement or the transactions contemplated hereby, except with the prior approval of the other party.

      18.   NOTICE

          18.1 Any notice to be given under this Agreement shall be in writing and shall be delivered personally or by certified mail (postage prepaid and return receipt requested), courier or overnight delivery service (delivery charge prepaid), or by telecopy. Any notice shall be effective only if and when it is received by the addressee. For the purposes hereof, the addresses and telephone and telecopier numbers of Air Products and MCC are as follows:

          Air Products:  Air Products and Chemicals, Inc.
                         Attention:  Corporate Secretary
                         7201 Hamilton Boulevard
                         Allentown, PA 18195-1501
                         Telephone:  610/481-7071
                         Telecopier:  610/481-5765

          MCC:           Mississippi Chemical Corporation
                         Attention:  Corporate Secretary
                         P. O. Box 388
                         Yazoo City, MS 39194-0388
                         Telephone:  601/746-4131
                         Telecopier:  601/746-9158

      19.   GOVERNING LAW

          19.1 This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the state of Mississippi.

      20.   ENTIRE AGREEMENT

          20.1 This Agreement and its Exhibits constitute the entire understanding between the parties and supersedes all prior discussions, statements, and representations, oral or written, relating to the subject matter of this Agreement. No amendment or modification shall be valid unless in writing specifically referencing this Agreement and signed by a duly authorized representative of each party. All purchase orders or purchase acknowledgments which may be used to order or acknowledge orders for delivery of Agricultural Product shall be deemed intended for record purposes only, and any terms or conditions contained therein shall not serve to add to or modify the terms and conditions of this Agreement.

      21.   GENERAL PROVISIONS

          21.1 MCC agrees to adhere to all existing and future site safety, hygiene and environmental regulations and policies while at the Pace, Florida, facility.

          21.2 No waiver or failure to enforce any term of this Agreement shall effect or limit a party's right thereafter to enforce or compel strict compliance with every term of this Agreement.

          21.3 If any provision of this Agreement is held invalid by any court of law or administrative or regulatory body, all other provisions hereof shall continue in full force and effect.

          21.4 This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the successors and, if properly assigned, the assigns of both parties.

          21.5 No person not a party to this Agreement shall have any interest in or right under this Agreement as a third-party beneficiary or otherwise.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

MISSISSIPPI CHEMICAL CORPORATION          AIR PRODUCTS AND CHEMICALS, INC.

By:   /s/ Charles O. Dunn                 By:   /s/ Robert E. Gadomski
      President                                 Group Vice President - Chemicals
Date: September 15, 1994                  Date: September 19, 1994


                        EXHIBIT A
                     EXAMPLE BILLING


                                       Year To Date

Ammonium Nitrate Prills Revenue         $16,093,509.00

(Confidential treatment has been         (Confidential
requested)                               treatment has
                                       been requested)

(Confidential treatment has been         (Confidential
requested)                               treatment has
                                       been requested)


Variable Net-Back                        12,968,645.37

Total Ammonium Nitrate Prill Tons               98,509
Sold

(Confidential treatment has been         (Confidential
requested)                               treatment has
                                       been requested)

Confidential treatment has been          (Confidential
requested)                               treatment has
                                       been requested)

PRICE                                          $122.65

Agricultural Product:
 YTD Tons Sold - Direct                         18,000
 YTD Tons Sold from Inventory                    3,337


Total Tons Sold YTD                             21,337


YTD Payment Due for Agricultural         $2,616,983.05
Product Sold
Credit for Previous Payments           ($1,231,980.00)

Current Month Payment                     1,385,003.05
                   Shrinkage Monthly        (3,173.85) A. Exhibit A - 1
                    Interest Monthly        (1,312.37) B. Exhibit A - 1

Payment for Tons Sold                    $1,380,516.83


Payment for tons Shipped to                $317,385.00 C. Exhibit A - 1
Inventory


Credit for Tons Sold from Inventory      ($157,239.25) D. Exhibit A - 1


Payment Due for Agricultural Product     $1,540,662.58






                                 EXHIBIT A - 1
                         EXAMPLE INVENTORY CALCULATION

TONS
                               Albany               Montgomery                   Total
BEGINNING INVENTORY:
MCC Product                         3,619                  1,664                     5,283
Agricultural Product                  381                    665                     1,046

                                    4,000                  2,329                     6,329
SHIPMENTS TO INVENTORY:
MCC product                         3,000                  1,500                     4,500
Agricultural Product                1,900                    800                     2,700

                                    4,900                  2,300                     7,200
TOTAL TONS AVAILABLE
MCC product                         6,619  74.37%          3,164  68.35%             9,783
Agricultural Product                2,281  25.63%          1,465  31.65%             3,746

                                    8,900                  4,629                    13,529

SALES FROM INVENTORY
MCC product                         1,885  74.37%          1,487  68.35%             3,372
Agricultural Product                  649  25.63%            688  31.65%             1,337

                                    2,534                  2,175                     4,709
ENDING INVENTORY
MCC product                         4,734  74.37%          1,677  68.35%             6,411
Agricultural Product                1,632  25.63%            777  31.65%             2,409

                                    6,366                  2,454                     8,820


DOLLAR VALUE; AGRICULTURAL PRODUCT                                            Total

BEGINNING $ VALUE:             $44,828.46             $78,303.75               $123,132.21

SHIPMENTS TO INVENTORY        $223,345.00             $94,040.00        C.     $317,385.00

VALUE AVAILABLE FOR SALE      $268,173.46            $172,343.75               $440,517.21

SALES FROM INVENTORY           $76,302.93             $80,936.32        D.     $157,239.25

ENDING INVENTORY VALUE        $191,874.24             $91,406.28(1)<F1>        $283,280.52




PER TON AGRICULTURAL PRODUCT INVENTORY                                        Total

BEGINNING INVENTORY VALUE         $117.66                $117.75                   $117.72

SHIPMENTS TO INVENTORY
Cash Cost                         $117.55                $117.55
Price                              122.65                 122.65
Lesser of Cash Cost and           $117.55                $117.55                   $117.55
Price

VALUE AVAILABLE FOR SALE           117.57                 117.64                   $117.60

VALUE SHIPPED FROM                 117.57                 117.64                   $117.60
INVENTORY

ENDING INVENTORY VALUE            $117.57                $117.64                   $117.60



SHRINKAGE CALCULATION                                                            Total
Shipments to Inventory        $223,345.00             $94,040.00               $317,385.00
Shrinkage Factor                    1.00%                  1.00%

Shrinkage                       $2,233.45                $940.40        A.       $3,173.85


INTEREST CALCULATION                                                             Total
Chase Manhattan Prime               7.75%
Beginning Inventory            $44,828.46             $78,303.75
Ending Inventory               191,874.24              91,406.28

                      Total    236,702.70             169,710.03
                    Average   $118,351.35             $84,855.02

Total Interest                    $764.35                $548.02        B.       $1,312.37

<F1> (1) Figures may not total as ending inventory value
represents Per Ton Value Times Rounded Ton Figure

                                   EXHIBIT B
                           ELECTRONIC TRADE PAYMENTS


1. Company Name and Address               Air Products and Chemicals, Inc.
                                          7201 Hamilton Boulevard
                                          Allentown, PA  18915-1501

2. Company I.D. Number                    (IRS) 231274455
   (IRS Taxpayer Number and               (DUNS) 00-300-1070
   Company DUNS Number)

3. Depository Bank Name and Address       Mellon Bank, N.A.
                                          Mellon Bank Center
                                          Pittsburgh, PA  15258-0001

4. Depository Bank Transit                043000261
   Routing Number

5. Depository Bank Operations             Janice L. Pottmeyer
   Contact Name and Telephone Number      412/234-2489

6. Account Name                           Air Products and Chemicals, Inc.
7. Account Number                         115-1265

8. Type of Transaction We Want Deposited  CTP [x]    CT X [  ]
   to Your Account

9. Company Contact Name and               Ellen D. Appell, Treasury
   Telephone Number                       610/481-7659


                                   EXHIBIT C
               PRODUCT SPECIFICATION FOR AMMONIUM NITRATE PRILLS
                           PRODUCED AT PACE, FLORIDA

The properties listed below are for material sampled at the Finished Product
Belt

                                  COMPOSITION

PROPERTY          UNITS   MINIMUM     MAXIMUM     ANALYTICAL METHOD
Total Nitrogen      %        34.0         ---              SD-131
Ammonium Nitrate    %        97.2         ---              SD-131
Magnesium           %        1.6          2.0              501.13
Nitrate
Total Moisture      %        ---         0.45              501.12
pH                  SU       6.0          7.0              501.14
Amines-Oil         ppm      300.0        400.0             501.09
Coating


                            PHYSICAL CHARACTERISTICS

                                   Mesh
Particle Size              (U.S. Standard Mesh)        Range, %
Distribution                        +6                   0-1
                                    +8                  10-25
                                    +10                 25-35
                                    +12                 35-50
                                    +14                  5-10
                                    -14                  0-2
Unpacked Bulk Density                  60-63 lb/cu.ft.
Angle of Repose                         25-28 degrees
Appearance                            near-white prills

                                   EXHIBIT D
               LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTY

     A. SELLER AND MANUFACTURER MAKE NO WARRANTY, EXPRESS OR IMPLIED, EXCEPT THAT THE PRODUCT IS OF THE QUALITY SET FORTH IN MCC'S APPLICABLE PUBLISHED SPECIFICATIONS (IF ANY). THE AFORESAID WARRANTY RUNS ONLY TO THE BUYER. SELLER AND MANUFACTURER WARRANT NEITHER THE RESULTS TO BE OBTAINED FROM USE OF THE PRODUCT, ITS MERCHANTABILITY, NOR ITS FITNESS FOR ANY PARTICULAR PURPOSE.

     B. The quantity of Product is deemed to be the quantity determined at the time of shipment by shipper's scale weights or marine survey, whichever is applicable.

     C. Seller and Manufacturer disclaim all risk and liability directly or indirectly related to unloading, discharge, storage, handling, use (whether alone, in combination with other substances or in the operation of any process), and/or sale of the Product, and directly or indirectly arising out of compliance or noncompliance with the laws, ordinances, and regulations of any governmental entity or agency. Without limiting the generality of the foregoing, Seller and Manufacturer expressly disclaim liability for the failure of discharge or unloading implements or material used by the Buyer (whether or not supplied by Seller or Manufacturer) and for the infringement of patent or other proprietary rights.

     D. Any technical advice or assistance furnished Buyer, whether before or after delivery of the Product, for use in connection with unloading, discharge, handling, storage, shipment, processing or use of product, or in connection with the design or operation of any machinery or equipment related thereto, will be without charge and without warranty; Buyer shall accept such technical advice or assistance at Buyer's sole risk.

     E. In no event shall Seller or Manufacturer be liable to Buyer for loss of profits or for consequential, special or indirect damages resulting from delay in or failure of performance hereunder or in any way related hereto. In no event shall Seller or Manufacturer be liable to Buyer or any other party in connection with any claim related to or arising out of this sale, including for negligence, in an amount exceeding so much of the purchase price as is applicable to that portion of the Product with respect to which such claim relates. Failure to give notice of a claim with respect to the Product within ten (10) days after the occurrence upon which such claim is founded shall constitute a waiver by Buyer of such claim.

     F. No consent to, waiver of or excuse from a breach hereunder, whether express or implied, shall constitute a consent to, waiver of, or excuse from any prior, concurrent or subsequent breach of the same or any other term or provision.

                                   EXHIBIT E
                              TECHNOLOGY TRANSFER

The parties to the Agreement to which this Exhibit E is annexed agree that MCC will provide to Air Products sufficient information to allow Air Products to manufacture prilled ammonium nitrate in accordance with the Agreement and with MCC specifications for the product known by the trade name AMTRATE(R), the specifications for which are found at Exhibit F to the Agreement.

SECTION 1.       DEFINITIONS.

For purposes of this Exhibit E:

(a) "Product" means fertilizer grade prilled ammonium nitrate to be manufactured by Air Products to MCC's specifications for AMTRATE(R).
(b) "MCC Coating Technology" means the know-how, process and apparatus for production and application of a coating agent for Product using MCC Information and Supplemental MCC Information.

(c)  "Territory" means Air Products' Pace, Florida, facility.

(d) "Effective Date" is the effective date of the Agreement to which this Exhibit E is annexed.

(e) "MCC Information" means designs, technical experience, data and know-how for the design and operation of ammonium nitrate plants and other valuable information conveyed to Air Products during the Term of the Agreement relating to (i) processes for producing particulate ammonium nitrate, including all steps undertaken from the preparation of the feedstock through the treatment of the end product; (ii) product specifications and additives designed to improve the physical properties of the particulate product; and (iii) processes for the production and use of a coating agent which is described in U.S. Patent 4,521,239.

(f) "Supplemental MCC Information" means the inventions, specifications, production data, specialized know-how, skill and other secret and confidential technical information relating to the manufacture of ammonium nitrate which is owned or controlled by MCC or under which MCC has the royalty-free right to license others and which MCC acquires and conveys to Air Products during the Term of the Agreement.

(g) "Term of the Agreement" means the period during which the Agreement to which this Exhibit E is annexed is in effect.

SECTION 2.  THE GRANT.

(a) For the Term of the Agreement and upon the conditions hereinafter more specifically set forth, MCC hereby grants to Air Products, under said
     MCC Information and Supplemental MCC Information, the nonexclusive right to manufacture the Product in the Territory.

(b) Except as MCC and Air Products may hereafter agree in writing, Air Products shall have no right (i) to permit or subcontract others to use the MCC Information or Supplemental MCC Information, or (ii) to disclose to or permit or sublicense others to use the MCC Information or Supplemental MCC Information, or (iii) to use the MCC Information or Supplemental MCC Information in connection with the manufacture, use or sale of ammonium nitrate prills other than under the terms of the Agreement.

SECTION 3.  DUTIES OF MCC.

Any translation of MCC Information or Supplemental MCC Information or conversion of any MCC Information or Supplemental MCC Information from one numeric system to another shall be performed by Air Products at its own expense. Nothing contained herein shall be construed as requiring MCC to perform any act in conflict with the laws of the Untied States of America pertaining to the export of technical information or data.

(a) MCC shall provide basic engineering information in sufficient detail and scope to allow Air Products to design, procure and construct additions and modifications to the Air Products facilities as needed to allow Air Products to manufacture Product.

(b) MCC shall review and comment on engineering drawings and design documents prepared by Air Products in response to (a) above.

(c) MCC shall provide operating instructions, laboratory procedures for required quality control testing, and specifications and vendor data for procurement of raw materials for use of the MCC Coating Technology.

(d) MCC shall assist Air Products in a hazards review of the MCC Coating Technology prior to implementation by Air Products.

(e) MCC shall, at Air Products' request, perform periodic inspections of construction in progress at the Air Products facility.

(f) MCC shall, at Air Products' request, provide on-site consultation at Air Products' facility during commissioning and start-up for the purpose of assisting Air Products in the proper manufacture of the Product. MCC shall advise Air Products of any additional modifications, additions or adjustments necessary to facilitate manufacture of the Product.

(g) MCC shall provide quality testing in MCC's laboratories and test facilities as MCC may deem appropriate in assessing whether Product manufactured by Air Products meets MCC's standards for AMTRATE(R), using samples provided by Air Products at the request of MCC.

SECTION 4.  DUTIES OF AIR PRODUCTS.

(a) Promptly after receipt of the basic engineering information from MCC, Air Products shall proceed with all reasonable diligence to design, procure and install additions and modifications as needed to allow Air Products to begin manufacture of the Product provided, however, that at no time shall Air Products be compelled to install any additions or modifications or otherwise engage in any action which is in conflict with Air Products' safety, health or environmental standards or policies.

(b) Air Products shall provide MCC a schedule for performance of the Air Products' duties and report progress against the same.

(c) Air Products shall provide engineering design documents and drawings for MCC review and comment and shall make a good-faith effort to revise the design as recommended by MCC.

(d) Air Products shall train Air Products personnel in accordance with operating instructions and quality control procedures provided by MCC and shall ensure that said instructions and procedures are followed.

(e) Air Products shall provide samples for testing as reasonably requested by MCC.

(f) Air Products shall proceed with all due diligence to achieve successful manufacture of the Product at the earliest reasonable time.

(g) Air Products will buy raw materials for preparation of the coating agent only from MCC-approved vendors.

(h) Air Products will cooperate with MCC on the specifications and sourcing of raw materials other than those defined in paragraph (g) above as necessary to assure compatibility of Product with MCC's AMTRATE(R).

SECTION 5. PROTECTION AND OWNERSHIP OF MCC INFORMATION AND SUPPLEMENTAL MCC INFORMATION.

(a) All MCC Information and Supplemental MCC Information furnished to Air Products hereunder remains the property of MCC.

(b) Air Products agrees to keep confidential all MCC Information and Supplemental MCC Information provided to Air Products in tangible form and labeled "Confidential MCC." Air Products may not, without written consent from MCC, communicate or allow to be communicated any MCC Information or Supplemental MCC Information to anyone except to its officers, employees, and agents, and only to such extent as may be necessary for the proper manufacture and sale of the Product in accordance with the Agreement and this Exhibit E.

      (i) Air Products will cause said agents and employees to sign confidentiality agreements in conformance with Air Products' current policy and procedure, attached as Exhibit G.

      (ii) Air Products shall assist in prosecution of any civil or criminal action brought against any former Air Products agent or employee in the event of breach of such secrecy obligations.

(c) If necessary to share information with any third party in order to practice MCC Information or Supplemental MCC Information, Air Products must bind the third party with a secrecy agreement no less stringent than this Exhibit E. Air Products shall assist in the prosecution of any civil or criminal action brought against any third party in the event of a breach of such secrecy obligations.

(d) Except as needed to practice MCC Information or Supplemental MCC Information for manufacture of Product, Air Products will not, without the prior written consent of MCC, use, reproduce or copy, or permit the use, reproduction or copying of any of said drawings, prints, data and other documents. Air Products agrees that any reproduction, notes, summaries or similar documents relating to the MCC Information or Supplemental MCC Information supplied hereunder immediately upon their creation will be marked "Confidential MCC," will be covered by the terms of this Exhibit E and will be returned to MCC pursuant to paragraph 10(c).

(e) The obligations and restrictions imposed by Section 5(b) above shall not apply with respect to MCC Information and Supplemental MCC Information:

     (i)    which at the time of disclosure is in the public domain;

     (ii) which after disclosure is published or otherwise becomes part of the public domain through no fault of Air Products;

     (iii) which Air Products can show was in its possession at the time of disclosure and is not under an ongoing obligation of confidentiality to MCC or its affiliates or to a third party; or

     (iv) which Air Products can show was received by it after the time of disclosure hereunder from a third party who did not require
            Air Products to hold it in confidence and who did not acquire it, directly or indirectly, from MCC or its affiliates under an obligation of confidence.

(f) It is further agreed and understood that even if relieved of the obligation of confidentiality by the exceptions recited above in Section 5(e), or exceptions as may otherwise be permitted by this Exhibit E, Air Products shall not disclose or cause or permit to be disclosed, to any party any correlation or identity which may exist between any part of the MCC Information or Supplemental MCC Information and any other information available or made available to Air Products from any other source.

(g) For the purposes of the foregoing paragraphs, disclosures made to Air Products under or in connection with this Agreement which are specific, e.g., as to engineering and design practices and techniques, equipment, products, operating conditions, etc., shall not be deemed to be within the exceptions stated in Section 5(e) merely because individual features are known to the public or in the possession of Air Products. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are known to the public or in Air Products' possession, but only if the combination itself and its principal of operation are generally known to the public or in the possession of Air Products.

SECTION 6.  PROTECTION OF INDUSTRIAL PROPERTY.

(a) Air Products expressly acknowledges and agrees that, except in the Territory and to the extent of the grant set forth in Section 2(a) hereof, it does not acquire under the Agreement or this Exhibit E any rights in or to the use of the MCC Information and Supplemental MCC Information anywhere in the world.

(b) Air Products further undertakes that it may not at any time contest anywhere in the world ownership of any of the MCC Information and Supplemental MCC Information rights of MCC.

SECTION 7.  COSTS AND EXPENSES.

(a) MCC shall bear all costs and expenses incurred in discharging its duties pursuant to Section 3 of this Exhibit E.

(b) Air Products shall bear all costs and expenses incurred in discharging its duties pursuant to Section 4 of this Exhibit E plus all costs and expenses incurred in the manufacture of the Product.

SECTION 8.  INDEMNIFICATION AND RELEASE.

(a) MCC shall indemnify Air Products and hold it harmless against and from any liability, claims or damages and expenses whatsoever in any way arising out of a claim for misappropriation of trade secrets or infringement of a patent owned or exclusively licensed by a third party by virtue of Air Products' manufacture of Product.

(b)  Nothing contained in the Agreement or this Exhibit E shall be construed as:

     (i) requiring the filing by MCC of any patent application, the securing of any patent or any patent in force after the maintaining of any patent in force after the Effective Date;

     (ii) conferring by implication, estoppel or otherwise upon Air Products any license or other right under any patent except rights expressly granted hereunder to Air Products.

(c) Air Products shall indemnify MCC for (i) third-party claims for injury or property damage occurring at Air Product's Pace, Florida, facility which arise in connection with Air Products' procurement, construction, and operations relating to manufacture of Product; provided, however, that this indemnification obligation shall not apply where such claim arises as a consequence of the practice of MCC Information or Supplemental MCC Information; and (ii) vendor demands for payment in connection with Air Products' implementation of MCC Information or Supplemental MCC Information; provided, however, that this Indemnification obligation shall not apply where such demand arises as a consequence of MCC's unauthorized commitments to such vendor.

SECTION 9.     IMPROVEMENT.

(a) Air Products may not conduct any research into MCC Coating Technology except that Air Products may conduct necessary safety studies relating to MCC Coating Technology.

(b) Air Products may not patent or otherwise disclose any inventions or improvements made or acquired by Air Products applicable to MCC Information or Supplemental MCC Information, and the same shall be fully disclosed by Air Products to MCC and shall be the property of MCC without obligation of any type or kind to Air Products.

SECTION 10.  EFFECT OF TERMINATION.

Upon termination or expiration of the Agreement, Air Products promises:

(a)  to cease all manufacture and sale of Product;

(b)  to cease the use of all MCC Information and Supplemental MCC Information;

(c) to return to MCC all documents free of charge which have been retained by Air Products (including but not limited to any reproductions, notes or summaries) relating to the MCC Information and Supplemental MCC Information provided by MCC; and

(d) to disable to the extent necessary to render it unusable, all equipment installed to facilitate the application of MCC Information and Supplemental MCC Information.

Air Products' obligations of confidentiality shall survive the termination of the Agreement and this Exhibit E and shall expire the later of the year 2014 or fifteen (15) years after termination of the Agreement.

SECTION 11.  NONASSIGNABILITY.

This Exhibit E and each and every covenant, term and condition herein is binding upon and inures to the benefit of the parties hereto and their respective successors, but neither this Exhibit E nor any rights hereunder may be assigned or sublicensed, directly or indirectly, voluntarily or by operation of law, by Air Products without first receiving the prior written consent of MCC.

SECTION 12.  UNENFORCEABLE TERMS.

In the event any term or provision of this Exhibit E shall for any reason be declared invalid by order of any court or administrative or regulatory body, MCC, in its sole discretion, shall have the right to either terminate the Agreement by giving at least one (1) year's prior notice to Air Products or declare by notice to Air Products that such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. In the latter event, this Exhibit E shall be interpreted and construed as if such term or provision had never been contained herein to the extent the same shall have been held invalid.



            [MCC CONFIDENTIAL -- THIS EXHIBIT IS NOT TO BE COPIED OR DISTRIBUTED TO OR VIEWED BY ANYONE WHO IS NOT A PARTY TO A SECRECY AGREEMENT
                           WITH MCC OR AIR PRODUCTS]

                                   EXHIBIT F
                Product Specifications for Agricultural Product
        Following Installation of MCC Technology set forth in Exhibit E


                  (Confidential treatment has been requested)






                                   EXHIBIT G

1. Employee Patent, Copyright and Confidential Information Agreement

2. Security Statement For Termination of Employment

3. Certificate of Air Products' Policy and Procedures Regarding the Maintenance of Confidential Information and Trade Secrets



       EMPLOYEE PATENT, COPYRIGHT AND CONFIDENTIAL INFORMATION AGREEMENT

In consideration of my employment by Air Products and Chemicals, Inc., its divisions, affiliates and subsidiaries (all, collectively, referred to hereinafter as the Company), I agree that I will:

A. Communicate to the Company promptly and fully in writing, in such format as the Company may deem appropriate, all inventions made or conceived by me whether alone or jointly with others from my time of entering the Company's employee until I leave, and as requested, to assign to the Company those of such inventions which (1) relate to a field of business, research or investigation in which the Company has an interest, or (2) result from, or are suggested by, any work which I may do for or on behalf of the Company;

B. Make and maintain adequate permanent records of all such inventions, in the form of memoranda, notebook entries, drawings, print-outs, or reports relating thereto, in keeping with then current Company procedures. I agree that these records, as well as the inventions themselves, shall be and remain the property of the Company at all times;

C. Cooperate with and assist the Company and its nominees, at their sole expense, during my employment and thereafter, in securing and protecting patent rights in which I am a named inventor or other similar rights in the United States and foreign countries. In this connection I specifically agree to execute all papers which the Company deems necessary to protect its interests including the execution of assignments of invention and to give evidence and testimony, as may be necessary, to secure and enforce the Company's rights;

D. Except as the Company may otherwise authorize in writing, not use or disclose to others, reproduce or copy at any time, except as my Company duties may require, either during or subsequent to my employment, any private information of the Company or of others as to whom the Company has an obligation of confidentiality which may come to my attention or be developed by me during the course of my employment other than information which is or becomes public knowledge in a lawful manner;

E. Upon termination of my employment with the Company, deliver to it all records, data and memoranda of any nature which are in my possession or control and which relate to my employment or the activities of the Company, including, for example, notebooks, diaries, reports, photographs, films, manuals and computer software media.

F. Following termination of my employment, honor and abide by my continuing obligation of confidentiality. I agree that, in any situation which arises and involves a question of my freedom to disclose particular information to a subsequent employer or anyone else, I will contact the Company in writing and elicit its opinion on my freedom to make such a disclosure.

It is also agreed that:

G. All creative works which I produce during my employment and which relate to the Company's business or technology shall be considered to have been prepared for the Company as a part of and in the course of my employment. Any such work shall be owned by the Company regardless of whether it would otherwise be considered a work made for hire. Such works shall include, among other things, computer programs and documentation, non-dramatic library works (e.g., professional papers and journal articles), visual arts (e.g., pictorial, graphic and three-dimensional), sound recordings, motion pictures and other audiovisual works.

H. Nothing in this agreement shall bind me or the Company to any specific period of service or employment, nor shall the termination of such employment in any way affect the obligations assumed by me herein. Further, this agreement replaces any and all prior agreements or understandings between me and the Company concerning these subjects;

I. This agreement shall bind my heirs, executors, and administrators, and shall inure to the benefit of the successors and assigns of the Company.

J. I will not disclose to any other employee of the Company any information as to which I owe a continuing obligation of confidentiality to a previous employer or client. Any inventions, patented or unpatented, which were made or conceived by me prior to my employment are excluded from the operation of this agreement, and I warrant that there are no such inventions, other than those listed by me in the space provided on the back of this document.

                                                                       (L.S.)
                              ----------------------------------------
                              Signature of the Employee
WITNESS:


DATED:

          (List invention information on the back of this agreement.)


Form 4000 (REV. 3/94)


                               SECURITY STATEMENT
                                      FOR
                           TERMINATION OF EMPLOYMENT

I,                                                                  , make the
   -----------------------------------------------------------------
following statement to Air Products and Chemicals, Inc., its divisions, affiliates and subsidiaries (hereinafter referred to as Air Products) with the understanding and intent that my statement will be used by Air Products in carrying out its duty to protect the security of Classified Information respecting the national defense of the United States.

As to such Classified Information:

1.    I {a. [  ] have (complete items 2, 3, 4)b. [  ] have not (skip items 2, 3,
      4)}
      knowingly had access to such Classified Information during my employment by Air Products.

2.    I {a. [  ] do                 b. [  ] do not}
      now have in my possession or custody or control any document or other thing containing or incorporating Classified Information, or other matter classified ``CONFIDENTIAL''or higher to which I obtained access during my employment. All such material that I may have had in my possession has been returned by me.

3.    I {a. [  ] am                 b. [  ] am not}
      retaining or taking away with me from my place of employment any document or thing containing or incorporating Classified Information, or other matter classified ``CONFIDENTIAL''or higher to which I obtained access during my employment, in any manner whatsoever.

4.    I {a. [  ] shall              b. [  ] shall not}
      hereafter in any manner reveal or divulge to any person any Classified Information of which I have gained knowledge during my employment, except as may be hereafter authorized by the Department of Defense.

If any of statements 2, 3, or 4 is completed with selection `a,'' attach a full explanation of the circumstances, including the names of any persons authorizing the particular handling of the Classified Information. If the employee refuses to sign the statement, a full explanation of the circumstances of the refusal shall be attached hereto. In either event, the matter shall be brought immediately to the attention of the Security Officer, prior to the departure of the employee if possible.

With respect to any of statements 1, 2, 3, or 4 above answered affirmatively, the employee is advised that the penal provisions of the Espionage Laws, (Title 18, U.S. Code, Section 793, 794, 795, 796, 797, 798), provide that one who unlawfully retains or discloses Classified Information is subject to severe criminal penalties and that the making of a false statement pertaining to Classified Information in this document may be punished as a felony under Title 18, U.S. Code.

Further, with respect to other information which is covered by my Employee Patent, Copyright, and Confidential Information Agreement with Air Products, I recognize the property right which Air Products has in its private Company Information, whether or not classified with a security marking and in whatever form recorded.

In terminating my employment with Air Products, except as authorized under circumstances explained in the statement attached, I have returned and accounted for all material and copies, of whatever kind, containing Company Information, received or prepared by me in connection with my employment, except for information which is available to the public generally, and I have retained no copies, reproductions or excerpts of such material whether written, printed, photographed or otherwise encoded or stored.

Each of the above statements is true to the best of my knowledge and belief.

Witness:                                  Signed:

Title:                                    Date:


NOTE: This form when completely filled out will be filed in the employee's personnel folder.
CERTIFICATE OF AIR PRODUCTS' POLICY AND PROCEDURES REGARDING THE MAINTENANCE OF
                   CONFIDENTIAL INFORMATION AND TRADE SECRETS


I, Plant Manager of Air Products and Chemicals, Inc., do hereby certify that the following is a true and accurate summary of Air Products and Chemicals, Inc.'s, policy and procedure regarding the maintenance of confidential information and trade secrets:

     The Air Products - Escambia Quality Management System is based on written procedures and specifications which define the steps required to process customer orders from receipt, through delivery of product and services.

     In the event proprietary information is to be disclosed to vendors, executed confidentiality agreements are required in advance of requests for quotations.

     Quality Management documentation is strictly controlled to ensure that only the appropriate, current and approved version of all documentation is available at the point of use. Additional copies can by made available when required only when they are identified as noncontrolled.

     Policies, procedures, specifications and work instructions affecting the Air Products - Escambia Quality Management System are reviewed and approved by identified and authorized persons prior to issue.

     Any revisions to the documentation are controlled by the same review and approval process, and the obsolete versions are removed from service. Changes to the documentation are recorded so the holders of the documents may be made aware of the nature of the revision.

IN WITNESS WHEREOF, I have hereunto set my hand this 14th day of September, 1994.


                                             /s/ Brian A. Gebbia
                                             Plant Manager



                                   EXHIBIT H
                               SECRECY AGREEMENT

   The parties to the Agreement to which this Exhibit H is annexed agree as follows: Air Products possesses technical Information, technical experience, data and know-how for the operation of an ammonium nitrate plant at its Pace, Florida, facility and possesses other valuable AP Information relating to the production of coated particulate ammonium nitrate (all of the foregoing hereinafter referred to as "AP Information"). Air Products considers the AP Information to be proprietary to Air Products and of significant commercial value. Air Products is willing to disclose such AP Information to MCC via documents, discussions and visits to its Pace, Florida, facility for the sole purpose of implementing the MCC Coating Technology, the MCC Information and Supplemental MCC Information (as those terms are defined in Exhibit E to the Purchase Agreement) and as necessary to facilitate the modifications to the Pace, Florida, facility required to enable the use of the MCC Coating Technology, MCC Information and Supplemental MCC Information.
   MCC neither anticipates the need for nor expects to receive any AP Information; however, in the event that it becomes necessary for MCC to receive such AP Information and if the disclosure of the AP Information satisfies the provisions of paragraph 5 of this Secrecy Agreement with respect to advance notice and acceptance, then MCC will be bound by the terms of this Secrecy Agreement.

   IN CONSIDERATION THEREOF, it is agreed as follows:

   1. MCC will not, without Air Products' consent, use or disclose to any other person, firm or corporation any of the AP Information disclosed, and MCC further agrees to require its employees and any others who, of necessity, shall be given access to, or receive disclosure of, any of said AP Information to maintain the same in confidence.

   2. AP Information as used herein does not include technical AP Information, data, designs, drawings or other material which:

      (a) MCC can show was in its possession at the time of disclosure and was not acquired, directly or indirectly, from Air Products; or

      (b) is acquired by MCC from others who have no confidential commitment to Air Products with respect to same; or

      (c) becomes, through no fault of MCC, a part of the public domain by publication or otherwise.

   3. Disclosures of AP Information by Air Products made to MCC under or in connection with this Secrecy Agreement which are specific, e.g., as to engineering and design practices and techniques, equipment, products, operating conditions, compositions, formulations, etc., shall not be deemed to be within the exceptions stated in paragraph 2 hereof merely because individual features are known to the public or in the possession of MCC. In addition, any combination of features shall not be deemed to be within the exceptions stated in paragraph 2 hereof merely because individual features are known to the public or are in MCC's possession, but only if the combination itself and its principle of operation are generally known to the public or is in the possession of MCC.

   4. Except as may otherwise by permitted by this Secrecy Agreement, MCC shall not disclose, or cause or permit to be disclosed, to any party not subject to this Secrecy Agreement any correlation or identity which may exist between any part of AP Information acquired by MCC pursuant to or in connection with this Secrecy Agreement and any other AP Information available or made available to MCC from any other source.

   5. Any disclosure of AP Information which is considered confidential howsoever communicated whether orally, visually, in writing or by other means shall be covered by this Secrecy Agreement, provided Air Products identified such disclosures as confidential in advance of the communication and, if such disclosure is communicated orally or visually, to summarize and confirm the confidential nature of such communication in writing within ninety (90) days of communication.

   6. All drawings, prints, data and other documents disclosing such AP Information to MCC shall remain the property of Air Products and shall be deemed loaned to MCC only for the limited purposes specified above, and MCC will not, without the prior written consent of Air Products, use, reproduce or copy, or permit the use, reproduction or copying of any of said drawings, prints, data and other documents. MCC shall return AP Information to Air Products upon request, and MCC may not retain any copies of any documents containing such AP Information except that one copy may be retained in MCC's Legal Department files for archival purposes.

   7. Nothing contained in this Secrecy Agreement or in any disclosure hereunder made by Air Products shall be construed to grant to MCC any license or other rights in or to the AP Information so disclosed or under any patent or patent application relating thereto.

   8. This Secrecy Agreement shall not be modified other than in writing and shall be construed under the laws of the state of Mississippi.

   9.   This Secrecy Agreement expires in 2014.